Exhibit 99.B(h)(9)

TERMINATION AND RENEWAL AGREEMENT

AGREEMENT made as of August 1, 2007 by and among The Glenmede Fund, Inc. (“Glenmede Fund”), The Glenmede Portfolios (collectively with the Glenmede Fund, the “Companies”) and State Street Bank and Trust Company (“State Street”).

WHEREAS, the Companies are registered as open-end management investment companies under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Companies and Investors Bank & Trust Company (“IBT”) are parties to the Agreements (collectively, the “Agreements”) listed on Exhibit A hereto.

WHEREAS, State Street acquired (the “Acquisition”) IBT’s parent, Investors Financial Services Corporation, and IBT was merged into State Street on July 2, 2007.

WHEREAS, the parties hereto acknowledge and agree that the rights and obligations of IBT under the Agreements were transferred to State Street by operation of law pursuant to the Acquisition;

WHEREAS, each Company notified IBT by letters dated May 24, 2007 (the “Nonrenewal Letters”) that the Company would not renew the Agreements; and

WHEREAS, each Company and State Street wish to terminate the Nonrenewal Letters as they relate to the Agreements and to renew and amend the Agreements.

NOW, THEREFORE, the parties hereto further agree as follows:

1.               The Nonrenewal Letters are terminated as they relate to the Agreements.

2.               The Agreements are renewed as provided therein and are and remain in full force and effect.

3.               The Initial Term of each Agreement shall expire on December 31, and the Renewal Term of each Agreement shall be for successive terms measured from December 31, in accordance with the provisions of each Agreement, unless earlier terminated as provided therein.

This Agreement and the Agreements supersede any other agreement between or among the parties or any representations made by one party to the other, whether oral or in writing, concerning the subject matters of this Agreement and the Agreements.

IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this agreement to be executed by their officers designated below as of the day and year first above written.

THE GLENMEDE FUND, INC.

By:	/s/ Mary Ann B. Wirts
(Authorized Officer)

Name:	Mary Ann B. Wirts

Title:	President

THE GLENMEDE PORTFOLIOS

By:	/s/ Mary Ann B. Wirts
(Authorized Officer)

Name:	Mary Ann B. Wirts

Title:	President

Acknowledged, Agreed and Accepted as of the Date

First Set Forth Above:

STATE STREET BANK AND

TRUST COMPANY

By:	/s/ Gary L. French

Name:	Gary L. French

Title:	Senior Vice President

Exhibit A

1.               Administration Agreement between The Glenmede Fund, Inc. (“Glenmede Fund”) and Investors Bank and Trust Company (“IBT”) dated September 1, 2001, as amended

2.               Custodian Agreement between Glenmede Fund and IBT dated September 1, 2001, as amended

3.               Transfer Agency and Service Agreement between Glenmede Fund and IBT dated September 1, 2001, as amended

4.               Letter Agreement between Glenmede Fund and IBT relating to chief compliance officer services dated June 14, 2004, as amended

5.               Delegation Agreement between Glenmede Fund and IBT dated September 1, 2001

6.               Master Repurchase Agreement between Glenmede Fund and IBT dated September 1, 2001

7.               Administration Agreement between The Glenmede Portfolios (“Glenmede Portfolios”) and IBT dated September 1, 2001, as amended

8.               Custodian Agreement between Glenmede Portfolios and IBT dated September 1, 2001, as amended

9.               Transfer Agency and Service Agreement between Glenmede Portfolios and IBT dated September 1, 2001, as amended

10.   Letter Agreement between Glenmede Portfolios and IBT relating to chief compliance officer services dated June 14, 2004, as amended.

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